Reconciliation of GAAP to Non-GAAP Earnings Per Share Guidance:

	Guidance
	From	To

Reported (GAAP) Earnings Per Share	$1.30	$1.41

Add Back:

Integration/restructuring and other costs	$0.20	$0.15
Impairment of Investment	$0.12	$0.12

Deduct:

Lawsuit Settlement	$(0.58)	$(0.58)

Adjusted (Non-GAAP) Earnings Per Share	$1.04	$1.10